Exhibit 99.1 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601‑7702 (312) 274-2000

CONTACT:

Jill Nagel
Senior Communications Manager
jnagel@spplus.com, 312-274-2102

FOR IMMEDIATE RELEASE

SP+ Elects Alice M. Peterson to Board of Directors

CHICAGO, Illinois - February 23, 2018 - SP Plus Corporation (SP+), (Nasdaq: SP), a leader in parking management, ground transportation and ancillary services, today announced that Alice M. Peterson has been elected to serve on its Board of Directors, effective March 1, 2018.

Ms. Peterson also serves as a board member for Williams Partners, LP, a Tulsa-based energy firm. Her experience as a director with both public and private companies spans two decades and includes Patina Solutions, SAI Global, Hanesbrands, TBC, Navistar Financial, RIM Finance, Fleming Companies and 360 Communications.

“Ms. Peterson’s financial and operations expertise paired with the director roles she has held in corporate governance make her an exceptional addition to our Board and the audit committee on which she will serve,” commented Karen Garrison, Chairman of the Board of Directors for SP+.

“We’re delighted that Alice has joined our Board,” stated Marc Baumann, President and CEO of SP+. “Her extensive financial and operational experience in executive leadership roles and as an entrepreneur will enable her to bring valuable insights to our board and management team as we work to accelerate the growth of our company. I’m very much looking forward to having Alice join us so we can benefit from her talents as we strive for greater success at SP+.”

Prior to Ms. Peterson’s current role as president of Loretto Group, a sustainable growth firm that she founded in 2016, she served as chief operating officer for two private equity firms under common ownership, PPL Group and Big Shoulders Capital, from 2012 to 2015. Ms. Peterson also founded Syrus Global in 2002, and served as its chief executive officer until selling the risk management firm to publicly traded SAI Global in 2009, where she continued as chief ethics officer until 2012. Throughout her career, she performed in various roles with increasing responsibility at RIM/Blackberry, Sears Roebuck, Kraft Foods, PepsiCo and Harris Corporation.

Ms. Peterson currently acts as a trustee for the Ravinia Festival and is an active member of various associations, including The Economic Club of Chicago and The Chicago Network. Ms. Peterson earned an MBA from Vanderbilt University’s Owen Graduate School of Management, and a BA from the University of Louisville.

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 37 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

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